EXHIBIT 10.35

SECOND AMENDMENT TO LEASE

This Second Amendment to Lease ("this Amendment"), dated as of March 5, 2010, is made and entered into by and between CSS Properties, LLC ("Landlord") and Cellynx, Inc.  ("Tenant") with reference to the following facts and matters:

A. Landlord and Tenant entered into that certain Full Service OfficeLease dated February 21, 2008, (the "Lease") for the premises located within 5047 Robert J. Mathews Pkwy, Suite 400, El Dorado Hills, California (the "Premises").

B. Landlord and Tenant desire to amend the Lease as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree to amend the Lease as follows:

1.	Renewal Term. The Renewal Term of Lease shall commence April 1, 2010 and continue through March 31, 2012.

2.	Rent. Monthly Full Service Rent shall continue as follows:

Rental Period	Monthly Rent
April 1, 2010 — March 31, 2011	$1,962.50
April 1, 2011 — March 31, 2012	$2,041.00

3.
Tenant Improvements. Landlord, at Landlord's sole cost and expense, shall have the carpets professionally cleaned one time during Renewal Term upon Tenant's request. Landlord shall not incur any costs for moving Tenant's personal property.

4.	Option to Extend.

a.
Tenant shall have the option to renew the Lease for one (1) additional two- (2) year period under the same terms and conditions except for the Monthly Rent which shall begin at one hundred percent (100%) of "Fair Market Value", increasing annually thereafter by $.05 per rentable square foot. Tenant shall provide Landlord with written notification of Tenant's intent to exercise said option no later than six (6) months prior to the expiration of the then current lease term.

b.
Fair Market Value. The term "Fair Market Value" shall mean the monthly amount per rentable square foot that a willing, comparable, non-equity tenant would pay and a willing lessor of a comparable property in the marketplace would accept at arm's length, giving appropriate consideration to rental rates, the type of escalation clauses (including, but not limited to, operating expenses and real estate taxes), abatement provisions reflecting free rent, in any, length of term, size and location of premises being leased, tenant improvement allowances, if any, and any other generally-applicable terms and conditions of tenancy for the space in question.

5.
Subleasing & Assignment Rights. Tenant shall have the right to assign or sublease all or any portion of the Premises during the initial lease term and any renewal term without the consent of Landlord to (a) any entity resulting from a merger or consolidation; (b) any entity succeeding in the business and assets of the tenant; or (c) any subsidiary or affiliate. Any other assignment or sublease will be made with the proper written consent of the Landlord, which consent shall not be unreasonably withheld or delayed. Tenant shall retain the profit from any sublease or assignment during the lease term.

6.
Heating, Ventilation & Air-Conditioning ("HVAC"). There shall be no additional HVAC costs during Tenant's standard business hours. The standard hours of operation for Tenant are Monday through Friday 8:00 a.m. to 6:00 p.m. and Saturday 8:00 a.m. to 1:00 p.m. After hours HVAC charges shall be based upon Landlord's direct cost.

7.
Broker(s). Landlord shall pay to Lee & Associates — Irvine, Inc., who is representing Tenant, a commission of Two Percent (2%) of the twenty four (24) month Renewal Term gross lease amount. Landlord shall pay to Cemo Commercial, Inc. (DRE Lic #01157779), who is representing Landlord, a renewal brokerage fee as set forth in a separate written agreement between Landlord and Broker. Said payments shall be made upon full execution of this Second Amendment to Lease and receipt of invoicing by respective Brokers.

8.	Brokerage Disclosure. All parties acknowledge that Sammy F. Cemo is the CEO of the real estate brokerage firm, Cemo Commercial, Inc. and is also a member of CSS Properties, LLC.

9.	Remaining Provisions. Except as to the matters contained in this Amendment, all other terms, conditions, covenants and obligations as contained in the Lease shall remain in full force and effect.

10.
Conflict of Terms. In the event of any conflict between the terms and provisions of this Amendment and the terms and provisions of the Lease (any prior amendments/addendums thereto), the terms and provisions of this Amendment shall prevail.

11.	Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute a single instrument.

IN WITNESS WHEREOF, this Amendment is executed as of the dates written below.

LANDLORD	TENANT
CSS Properties, LLC	Cellynx, Inc.

By: /s/ Sammy F. Cemo	/s/ Daniel Ash
Sammy F. Cemo, Member	Print: Daniel Ash Title: President & CEO
Dated: 3-16-10	Dated: 3/8/2010